Exhibit 10.19

Joint Venture Agreement

This agreement was signed by the following parties in Pudong New District, Shanghai, China, on May 27, 2019.

Party A: Shanghai Jiuchang Investment Co., Ltd.

Address: Room 434, 4th Floor, Building 1, No. 458 Fute East 1st Road, China (Shanghai) Pilot Free Trade Zone

Legal representative: Wei Ji

Party B: Shenzhen Yupu Leshi Technology Co., Ltd.

Address: East 3rd Floor, Building 3, No. 28, Langshan Road, North District, Science Park, Xili Street, Nanshan District, Shenzhen

Legal representative: Guofeng Dai

WHEREAS:

1.	Party A is an entity of The9 Limited engaged in business of electric vehicles and upstream and downstream industry chain investment.
2.	Party B is a global provider of research and development, production, sales and operation platforms for new energy electric vehicle charging equipment.

Both Party A and Party B decided to jointly establish a company in Shanghai, China, which is mainly engaged in sales of new energy electric vehicle charging equipment, construction, investment, building and operation of charging stations (hereinafter referred to as the “JV Company”), according to applicable laws. In accordance with applicable PRC laws and regulations, principles of equality, mutual benefit and consensus, the parties hereto reached the following terms and conditions on the major matters regarding the establishment and operation of the JV Company, and agree to be bound by them.

1.   Basic Information of the JV Company, Registered Capital, Capital Contribution,

and Capital Contribution Period

1.1 Registered capital of the JV Company: RMB50 million.

1.2 Party A shall invest RMB50 million in cash and hold 80% of the total registered capital of the JV Company; Party B shall hold 20% of the total registered capital of the JV Company and contribute its existing or future proprietary technology developed by itself or purchased from third parties.

1.3 JV Company’s name, registered address, registered capital and timing for its contribution shall be separately agreed by Party A and Party B.

2.   Business Scope and Market Scope

2.1 Business scope of the JV Company: technology development, technology transfer, technical consulting, technical service for new energy vehicle charging equipment, electronic products; entrusted manufacturing of mechanical and electrical equipment; car rental (excluding passenger cars of more than nine seats); equipment leasing; technology import and export, import and export of goods, entrusted import and export; computer system services; electric vehicle charging services; power sales; new energy vehicle charging station construction, operation, investment; construction general contracting, professional contracting.

2.2 The Company’s main business shall be electric vehicle charging services; power sales; new energy vehicle charging station construction, investment; construction general contracting, professional contracting. The main products of the JV Company are: home version of AC charging pile, operating version of AC charging pile, vertical DC charging pile, portable DC pile electric pile, advertising machine charging pile and so on.

2.3 It is estimated that in the first year the JV Сompany will establish 10-20 new energy charging stations, the sales and operation sales of charging piles will be RMB15-20 million; the number of charging stations will reach 30-50 in the second year, charging sales and operation sales will amount to RMB40-60 million. According to the JV Company’s sales operation capacity and market demand, product range, the output value and the efficiency may increase year by year.

3.   Parties’ Obligations

3.1 Party A's obligations:

(1) be responsible for market expansion and building of new energy charging stations.

(2) be responsible for service operations of the new energy charging stations.

3.2 Party B's obligations:

(1) provide the JV Company with the latest set of product design, quality standards and production processes free of charge to ensure that the quality of the JV Company meets the technical requirements of relevant national industry.

(2) provide technical and operational support to the JV Company free of charge regarding existing or future proprietary technology developed by itself or purchased from third-parties. Party A will have use rights, not ownership rights, for the current and future proprietary technology.

(3) free training of relevant personnel of the JV Company.

(4) be responsible for after-sales maintenance service of the JV Company’s products.

4.   Shareholders' Meeting

4.1 The JV Company shall have a Shareholders' Meeting and it shall be composed of all shareholders. The Shareholders' Meeting possesses the highest authority of the Company.

4.2 The Shareholders' Meeting shall exercise the following powers:

(1)	Determine JV Company's business policy and investment plan;
(2)	Election and replacement of directors who are not employees’ representatives (the directors can only be produced from the candidates nominated by the parties in accordance with Article 4.1) and supervisors; and decide remuneration matters of the directors and supervisors;
(3)	Review and approve report of the board of directors;
(4)	Review and approve report of the supervisor;
(5)	Review and approve the JV Company's annual financial budget plan and final settlement plan;
(6)	Review and approve the JV Company's profit distribution plan and loss recovery plan;
(7)	A resolution is made on the JV Company's increase or decrease in registered capital;
(8)	Approve resolutions on matters such as merger, division, change of company form, dissolution and liquidation;
(9)	Amend the JV Company's articles of association;
(10)	Other powers as stipulated in the JV Company's articles of association.

If the shareholders unanimously agree on the matters listed in the preceding paragraph in written form, they may not convene a Shareholders’ Meeting and pass their resolutions by signing and stamping on documents by all shareholders.

4.3 All resolutions made by the Shareholders' Meeting must be passed by shareholders representing more than three-quarters of the voting rights.

5.   Board of Directors

5.1 The JV Company shall have a Board of Directors consisting of three members, of which two are appointed by Party A and one director appointed by Party B. The members of the Board of Directors shall serve for a term of three years and may be re-elected upon expiration of their term of office. The Chairman of the Board of Directors is appointed by Party A, and the parties agree that the Chairman of the Board acts as the legal representative of the company.

5.2 The Board of Directors is responsible to the Shareholders' Meeting and shall exercise the following powers:

(1)	Convene Shareholders' Meetings and report to the Shareholders' Meetings;
(2)	Implement the resolutions of the Shareholders' Meetings;
(3)	Decide on the JV Company's business plan and investment plan;
(4)	Formulate the JV Company's annual financial budget plan and final settlement plan;
(5)	Formulate the JV Company's profit distribution plan and loss recovery plan;
(6)	Formulate plans for the JV Company to increase or decrease its registered capital and issue corporate bonds;
(7)	Formulate plans for merger, division, change of company form, and dissolution of the JV Company;
(8)	Decide on establishment of internal management organization of the JV Company;
(9)	Decide to appoint or dismiss company’s manager and his remuneration, and decide to appoint or dismiss company's deputy manager, financial controller according to the manager's nomination, and decide on matters related to their remuneration;
(10)	Formulate the basic management system of the JV Company;
(11)	Other powers as stipulated in the JV Company's articles of association.

5.3 The Board of Directors' rule of procedure is: all resolutions made by the Board of Directors shall be passed by more than two-thirds of all directors’ votes.

6.   Senior Management

6.1 The JV Company shall have one General Manager, which shall be recommended by Party B and appointed by the Board of Directors. The General Manager shall be responsible to the Board of Directors and exercise the following powers:

(1)	Take charge of the production and business operations of the JV Company and execute the resolutions approved by the executive directors;
(2)	Organize and implement the JV Company's annual business plan and investment plan;
(3)	Formulate a plan for establishment of internal management institutions of the JV Company;
(4)	Formulate basic management system of the JV Company;
(5)	Formulate specific company regulations;
(6)	Hire or dismiss the JV Company's financial manager;

(7)	Decide on the appointment or dismissal of the responsible management personnel other than those appointed or dismissed by the executive director; other functions and powers conferred by the executive director.

6.2 The appointment and dismissal of other senior management personnel, chief operating officer, chief technology officer, etc. of the JV Company shall be nominated by the general manager and approved by the Board of Directors.

6.3 The financial manager of the JV Company shall be recommended by Party A and appointed by the Board of Directors.

7.   Supervisors

7.1 The JV Company shall have one Supervisor and he shall be elected by the Shareholders' Meeting. The term of office shall be three years. Upon expiration of the term of office, he may be re-elected.

7.2 Supervisor shall exercise the following powers:

(1)	check the JV Company's finances;
(2)	Supervise the conduct of directors and senior management personnel in performing company duties, and recommend the removal of directors and senior management personnel who violate laws, administrative regulations, the JV Company's articles of association or the resolutions of the Shareholders' Meeting;
(3)	Require directors and senior management personnel to correct actions when such actions harm interests of the company;
(4)	Propose to convene an extraordinary Shareholders’ Meeting and preside in the Shareholders' Meeting when directors fail to perform the legal duties to convene and preside in the Shareholders' Meeting;
(5)	Submit a proposal to the Shareholders' Meeting;
(6)	Other powers as stipulated in the company's articles of association.

8.   Representations and Warranties

Party A and Party B irrevocably and respectively declare, state and guarantee to each other as follows:

8.1 It is a legally established and valid independent legal entity/natural person;

8.2 It is qualified to engage in cooperation under this Agreement, and such cooperation is in compliance with provisions of its business scope, it has independent and legal disciplinary powers over the cooperation matters;

8.3 Its authorized representative has been fully authorized to sign this Agreement on its behalf;

8.4 execution of this Agreement does not violate any legal documents binding on it, does not infringe legal rights of any third party, and does not expose the other party to any third party (unless otherwise agreed in this Agreement).

9.   Transfer and Severability of the Agreement

9.1 Unless stated in the relevant provision in the Agreement, neither party to this Agreement has the right or obligation to transfer any of its rights or obligations under this Agreement to a third party, in whole or in part, without the prior written consent of the other party. Notwithstanding, the parties agree that either party may transfer its rights and/or obligations under this Agreement to its subsidiaries and/or affiliates upon written notice to the other party, provided that other party’s rights and interests under this Agreement will not be adversely affected.

9.2 If any provision of this Agreement is deemed to be invalid, unenforceable or inconsistent with or in conflict with the laws of the People's Republic of China, the remaining provisions shall remain valid and enforceable. The parties agree that if a provision is found to be invalid, unenforceable or inconsistent with or in conflict with the laws of the People's Republic of China, the parties will replace the former with a valid and enforceable provision. This valid provision shall enable the maximum extent of the commercial purposes contemplated by the parties under this Agreement in the execution of this Agreement.

10.   Confidentiality

10.1 Without the written permission of the other party, neither party may disclose content of the terms and conditions, circumstances of signing and performance under this Agreement and any information of the other party and the other party's affiliates that were obtained through the signing and performance of this Agreement, to any third party (except as required by laws, regulations, government departments, stock exchanges or other regulatory authorities, and legal, accounting, commercial and other consultants and authorized employees of both parties).

10.2 Party A and Party B shall jointly take all necessary measures to protect trade secrets obtained from each other through this cooperation and prevent trade secrets from being disclosed, used or falling into the hands of unauthorized persons.

10.3 The party acquiring trade secrets (hereinafter referred to as the “Receiving Party”) shall not copy or photocopy all or part of such trade secret obtained from the party providing the trade secret (the “Disclosing Party”) without the authorization of the Disclosing Party or the authorization granted under this Agreement. Trade secret shall be returned to the Disclosing Party in full after the termination of this Agreement, or the trade secret shall be destroyed with the written consent of the Disclosing Party.

10.4 Receiving Party shall only use trade secrets within the scope of this Agreement. Furthermore, the Receiving Party had caused or will cause the employees and consultants who have been informed of the trade secrets to sign a confidentiality agreement similar to the provisions of this article of the Agreement, otherwise the Disclosing Party has the right to be held liable for breach of contract in respect of the breach by the employees and consultants.

10.5 Trade secrets referred to in this Article means opinions, plans and information stored in a variety of tangible or intangible forms, including but not limited to: technical or commercial information, slogans, copyrighted articles, computer software, source code, targets. Code, technology, know-how, data, marketing plans, abstracts, reports, mailing lists, and more. However, it does not include: (a) information which one party has already legally held before the other party disclosed such relevant information and may prove that fact; (b) information generally known to the public, and specifically refers to the fact that it is not caused by illegal acts; (c) information that became generally known to the public not because of party’s breach of contract; (d) information that is subsequently legally obtained from another source and that does not carry confidentiality restrictions; (e) courts or mandatory summoning rights, information that the government department orders to disclose (however, the party must provide the other party with notice of the order in advance so that the other party has the opportunity to raise an objection or take other action that can be taken).

10.6 If any part of this Agreement is deemed invalid or unenforceable, it shall not affect the validity of the Confidentiality provisions.

10.7 The validity of this Article shall not be affected by the effective term of this Agreement and shall continue in effect thereafter.

11.   Liability for Breach of Contract

11.1 Except as otherwise provided in this Agreement, if any party directly or indirectly breaches any of the terms of this Agreement, or fails to, does not fully and in a timely manner, undertake its obligations under this Agreement, this constitutes a breach of contract. Observant party has a right to require, in writing, the defaulting party to correct its breach of contract and take full, effective and timely measures to eliminate the consequences of breach of contract, and compensate the observant party for the losses caused by the defaulting party’s breach of contract. If the defaulting party fails to correct its breach of contract within 15 working days after receiving the above notice of breach of contract by the observing party, the observing party has the right to terminate this agreement in advance with written notice.

11.2 After the occurrence of the breach of contract, the observing party, on the basis of the reasonable and objective judgment, and in case it finds that due to the breach of contract fundamental goal of this agreement cannot be achieved, it may issue a written notice to terminate this Agreement in advance, and the breaching party shall compensate observing party for the losses caused by the breach of contract by the breaching party.

11.3 If this Agreement is terminated, Party A and Party B shall set up a working group within 10 days after the termination of this Agreement to liquidate JV Company according to law and go through the cancellation registration.

12.   Force majeure

12.1 “Force Majeure” is an event that cannot be reasonably controlled, unforeseen or, if foreseen, cannot be overcome, and such event obstructs, affects or delays the performance of any or all of party’s obligations under the Agreement. The event includes, but is not limited to, government actions, natural disasters, war or any other similar event.

12.2 No party to this Agreement shall be liable for any loss caused by force majeure and failure or delay in performing any of its obligations under this Agreement. In the event of a force majeure, the affected party shall immediately notify the other party in the quickest possible manner and issue to the other party within fifteen (15) days of the occurrence of the force majeure event a document validating the occurrence of the force majeure event. The party affected by force majeure shall take active and effective measures to minimize the losses caused to the other party due to the inability or delay of performance of this agreement. The time for one party to delay the performance of its related obligations due to force majeure shall be the same as the duration of force majeure.

13.   Notification

13.1 Any notice or written communication between the parties must be in Chinese and sent by hand (including express courier), registered mail or email.

13.2 Unless otherwise notified in writing, all notices and communications should be sent to the appropriate mailing address:

Party A: Shanghai Jiuchang Investment Co., Ltd.

Address: Building 3, No. 690, Bibo Road, China (Shanghai) Pilot Free Trade Zone

Postal code: 201203

Email:

Recipient: Wei Ji

Party B: Shenzhen Yupu Leshi Technology Co., Ltd.

Address: 3rd Floor, Building 3, No. 28, Langshan Road, North District, Science Park, Xili Street, Nanshan District, Shenzhen

Postal code:

e-mail:

Recipient:

13.3 If the notice and the delivery of the letter are in the form of an e-mail, the time when the e-mail enters the e-mail system designated by the recipient is deemed to have been served; if it is delivery by hand (including express delivery) – the date when receiving party signed delivery bill; if it is sent by registered mail, the receipt issued by the post office shall be used as the basis, and the delivery date shall be the fifth (5) working day from the date of sending.

14.   Dispute Resolution and Applicable Law

14.1 The law of the People's Republic of China shall apply to the conclusion, validity, interpretation, performance, modification and termination of this Agreement and the resolution of disputes.

14.2 Any dispute arising out of the interpretation and performance of this Agreement shall be resolved by friendly negotiation between the parties. If the dispute remains unresolved within 30 days after the other party has issued a written notice requesting settlement, any party may submit the dispute to the people's court of Party A's domicile.

14.3 In the event of any dispute or dispute arising from the interpretation and performance of this Agreement, in addition to the disputed matters, Party A and Party B shall continue to exercise their respective rights under this Agreement and perform their respective other purposes under this Agreement.

15.   Supplementary

15.1 Party A and Party B agree to negotiate and confirm the specific matters of the establishment of the JV Company as soon as possible after the signing of this agreement. If the JV Company fails to be established due to reasons not attributable to either party within 12 months after the signing of this agreement, this agreement will automatically terminate, the parties will not be liable for breach of contract.

15.2 This Agreement shall become effective on the date of signing by both Party A and Party B, and shall cease on December 31, the 20th year from the date of establishment of the JV Company. Within one month prior to the expiration of this agreement, both parties may negotiate to extend the term of this agreement.

15.3 If there are any unfinished matters in the performance of this agreement, or when the existing contents of this agreement are supplemented, changed or modified due to business development, the parties shall negotiate and form a supplementary agreement in writing, which shall be effective after being signed and sealed by both parties. The Supplementary Agreement in force has the same legal effect as this Agreement.

15.4 Failure by any party to this Agreement to exercise its rights under this Agreement shall not be deemed a waiver of the right or affect the party's exercise of that right in the future.

15.5 The original form of this Agreement is in duplicate and each party has the same legal effect.

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Party A: Shanghai Jiuchang Investment Co., Ltd. (seal)

Legal representative / authorized representative (signature) /s/ Authorized Representative

Party B: Shenzhen Yupu Leshi Technology Co., Ltd (seal)

Legal representative / authorized representative (signature) /s/ Authorized Representative